Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-8 of St. Joseph Capital Corporation of our Independent Auditor’s Report, dated January 27, 2003, on the consolidated financial statements of financial condition of St. Joseph Capital Corporation as of December 31, 2002 and on the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2002, which report is included in the 2002 Stockholder Report of St. Joseph Capital Corporation.

/s/ Plante & Moran, PLLC

Kalamazoo, Michigan
October 17, 2003